Exhibit 99.1

ContraVir to Present at AASLD’s The Liver Meeting® 2016

Edison, NJ, November 7, 2016 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced that it will present a poster at The Liver Meeting® 2016 held by the American Association for the Study of Liver Diseases (AASLD), taking place November 11-15, 2016, in Boston.

The poster, titled, “Pharmacokinetics, Safety and Antiviral Activity of CMX157, a Novel Prodrug of Tenofovir, Administered as Ascending Multiple Doses to Healthy Volunteers and HBV-Infected Subjects,” will provide an overview of recent clinical data supporting CMX157, the company’s drug in development for hepatitis B virus (HBV).

Conference Details:

Event:	The Liver Meeting 2016
Date:	Monday, November 14, 2016
Session:	Poster Session IV, “Hepatitis B: Treatment”
Poster #:	1886
Location:	John B. Haynes Veterans Memorial Convention Center; Boston

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action: CMX157, a highly potent analog of the successful antiviral drug tenofovir currently in a Phase 2a clinical trial in HBV patients; and CRV431, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing FV-100, an orally available nucleoside analogue prodrug for the treatment of herpes zoster, or shingles, in a Phase 3 clinical trial. In addition to direct antiviral activity, FV-100 previously demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. For more information visit www.contravir.com.

For further information, please contact:

Sharen Pyatetskaya

Director of Investor Relations

sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire LaCagnina (media)

clacagnina@tiberend.com; (212) 375-2686